Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 18, 2005, except for Note 18 as to which the date is March 27, 2006, and except for Notes 6 and 22 as to which the date is March 23, 2007, with respect to the consolidated financial statements of Visant Holding Corp. and subsidiaries and Visant Corporation and subsidiaries included in the Amendment No. 1 to Registration Statement on Form S-1 (No. 333-142678) and related Prospectus of Visant Corporation dated on or about May 25, 2007.

Our audit also included the financial statement schedule of Visant Holding Corp. and subsidiaries and Visant Corporation and subsidiaries listed in Item 16(b). This schedule is the responsibility of Visant Corp. management. Our responsibility is to express an opinion based on our audit. In our opinion, as to which the date is February 18, 2005, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

May 25, 2007